Exhibit 99.1

For Immediate Release

PARLUX ANNOUNCES PRELIMINARY INCREASE IN SECOND QUARTER NET SALES OF 43 PERCENT

FORT LAUDERDALE, FLORIDA, October 6, 2008.  Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that net sales for the quarter ended September 30, 2008 are estimated to be $53 million, a 43% increase over the $37 million reported for same period of the prior year, while net sales results for the six months ended September 30, 2008 were estimated at $76 million, compared to $69 million for the comparable prior year period, an increase of approximately 10% over the prior year.  Domestic department store net sales for the quarter ended September 30, 2008 exceeded net sales for the same period of the prior year by approximately 190%, while sales to international customers increased approximately 51% during the quarter ended September 30, 2008, as compared to the same period of the prior year.  For the six months ended September 30, 2008, domestic department store and international distributor sales increased by approximately 82% each, when compared to prior year comparable period figures.  Domestic department store sales in the current year periods includes approximately $6.5 million in sales of the new Jessica Simpson fragrance, Fancy, which launched during August 2008, and approximately $1.5 million in sales of the new Paris Hilton fragrance, Fairy Dust, which began shipping in late September 2008.  Sales to its related party, Perfumania, for the six months ended September 30, 2008 were down by approximately 33% from the comparable prior year period, decreasing from $30 million to $20 million.

Mr. Neil J. Katz, Chairman and CEO, noted that, "We are very pleased that the inventory problems encountered during our first quarter have been almost completely resolved and we were able to meet customer demand and exceed targeted sales levels for the most recent quarter.  Demand for our products continues to be strong in a very difficult economic environment.  Sell-through in our domestic department store business has been steadily growing, increasing in some stores by over 100%.    Our international business has also increased substantially.  As part of our GUESS? brand building strategy, we recently partnered exclusively with Sephora stores in Europe, and the GUESS? brand has, at times, ranked second in sales at their stores.  Shipments and sell-through of the new Jessica Simpson line, Fancy, have been robust in the U.S. department stores and we are currently launching the new Paris Hilton Fairy Dust fragrance for the upcoming holiday season.  We continue to see consumer demand for our brands increase, even in light of the very difficult economic environment.  Despite the difficulty in predicting the outcome of the upcoming holiday season, we remain cautiously optimistic.  I should note that this very positive outcome is the result of a major financial investment in carefully targeted advertising, promotional and in-store campaigns.   We have also significantly added to and strengthened our department store sales force.  I believe that continuing this significant investment of our resources will provide very tangible positive results in the future, as we continue to focus our attention on the long-term growth of our company.”

ANNUAL MEETING OF STOCKHOLDERS

The Company will hold its Annual Meeting of Stockholders on Thursday, October 16, 2008, at 11:00 a.m., at The Westin Diplomat Resort & Spa, 3555 S. Ocean Drive, Hollywood, FL 33009.  In addition, the company will host a conference call during its 2008 Annual Meeting.  This will allow the shareholders, who cannot be present at this year’s Meeting, to listen in.  Both listeners and callers, not in attendance, will not be permitted to vote nor will they be considered part of the quorum during the Meeting.  Shareholders must be present, in person or by proxy, to be considered part of the quorum at the Meeting and to vote at the Meeting.  To participate, please call: Participant Toll Free: 877-723-9519 or Participant International: 719-325-4778.  A replay of the conference call will also be available from Thursday, October 16, 2008, after 1:00 p.m., until midnight October 30, 2008.  To access the rebroadcast, Digital Replay Toll Free: 888-203-1112 or Participant International: 719-457-0820 (Digital Pin# 2440443).

About Parlux

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.   It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Natori, Queen Latifah, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’ ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility.  Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

  Parlux Fragrances, Inc.  (954) 316-9008

CONTACT:     Neil J. Katz, Ext. 8116

  Raymond J. Balsys, Ext. 8106

Web site:

  http://www.parlux.com